                                                                    EXHIBIT 10.1

  Agreement concerning the purchase and sale of Ownership Interest in INTELEK s.r.o having its seat Dominikanske nam. 8, 60200 Brno, Czech Republic between:

Ing. Ivo Kravacek,
birth number: 610920/1461
Dominikanske nam. 8, 60200 Brno, Czech Republic

(hereinafter: "Transferor")

and

the company AESP Computerzubehor GmbH
having its seat Weissenfelderstr. 2, 85551 Kirchheim, Germany represented by Dirk Beitat, Chief Executive

(hereinafter: "Purchaser")

                                   Preamble

The Transferor is the only participant in INTELEK s.r.o., hereinafter "The Company", having its seat Dominikanske nam. 8, 60200 Brno, Czech Republic, entered into the Commercial Register at the District Commercial Court in Brno, C, file No. 12338, IEO 49 44 61 18.

The capital in the amount of CZK 200,000 has been fully paid to the Company. The ownership interest of the Transferor is held in the amount of 100% of the basic capital.

The parties have agreed on the following:

                                     (S) 1

                        Transfer of ownership interest

Transferor hereby transfers his entire ownership interest in the Company to the Purchaser who accepts such transfer and accedes to the Articles of Association of the Company in the actual wording. Details about the purchase are given in
Schedule 1 to this Agreement. Schedule 1 to this Agreement shall be signed in
----------                    ----------
the required form and entered with the Commercial register immediately after signature of this Agreement. The transferred ownership interest represents 100% of the net share capital of the Company.

                                     (S) 2

                        Purchase price, Mode of payment

1. The total purchase price for the ownership interest of the Transferor amounts to CZK 40,000,000 (in words: forty million Czech Crowns), partially to be paid in cash, partially to be paid as 139,398 common stock in Advanced Electronic Support Products, Inc. valued by the parties at the moment of signature of the Agreement by CZK 16,000,000.

2. The purchase price for the purchase of the ownership interest as far as to be paid in cash shall be paid as provided in Schedule 1 to this Agreement.
                                                  ----------

3. The common stock to be transferred as compensation for the ownership interest to be transferred under this Agreement shall remain locked completely until Aug 31, 2002, reduced to two-thirds stock remaining locked until Aug. 31, 2003, the rest to be released by Aug 31, 2004, unless arbitration proceedings have been started by the Purchaser for breach of the Provisions of this Agreement of the Warranties within the time limit of
     (S) 4. In such case Purchaser shall be entitled to continue this locking period until the arbitral award has been rendered. Purchaser shall use its best efforts to achieve registration of the stock in favour for the Transferor no later than 12 months from effectiveness of the Agreement, else Transferor shall be entitled to demand immediate registration. This stock shall also save as security for the compliance of the Transferor with the Warranties and other provisions of this Agreement.

4. In case of late payment of the second cash payment as set out in paragraph 3 above, an interest rate of 20% p.a. shall be applicable. In case any payment of cash is more than 90 days overdue Transferor shall have the right to withdraw from this Agreement, which means this Agreement is being cancelled from the beginning and all the consideration paid to Transferor for the ownership interest in the Company is not to be returned- but shall be considered a contractual penalty which will Purchaser pay to Transferor for such case. This right of withdrawal however does not exist, should Purchaser before one year from effectiveness of this Agreement have started Arbitration Proceedings according to (S) 14 for a breach of the Warranties or the provisions of this Agreement and for a higher value than USD 400,000
                                         ---
     and transferred the second cash payment to an escrow account with a Czech
     ---
     notary named by the Transferor or, should the Transferor not have named a notary within three working days after being demanded to name such notary, to a Czech notary of his choice. The amount from the escrow account shall be paid out to the Transferor after the arbitral award should the arbitral award not state the obligation of the Transferor to pay damages to the Purchaser of more than USD 300,000, in the other case the damages decided on by the arbitration court will partially be covered by the second cash payment.

5. Until cash payment of the price of the company has been completely effected, Purchaser shall not without a written permission of the Transferor, transfer (sell) ownership interest in Intelek s.r.o. to third parties and/or give as security to third party except for bank guarantees. In case of breach Purchaser will pay to the Transferor a contractual penalty of EUR 50,000 for each case.

                                     (S) 3

                                  Warranties

The Transferor warrants to the Purchaser within the scope of the limitations of
(S) 4 the following:

1.

a) The details contained in this Agreement, including the Preamble and the Schedules as far as could be known by the Transferor, are true and accurate.

b) On the date of execution of this Agreement, the Transferor has full, exclusive and absolute ownership interest in the Company, there are no liens or other rights of third parties to the ownership interest in the Company or any limitation to transferring it to the Purchaser and that by transferring the ownership interest in the Company to the Purchaser, he transfers all rights usually connected to the ownership interest in Czech companies including the rights to any dividends or distributions for the current financial year or prior years.

c) All documents made available to the Purchaser (or its representatives) in course of the negotiations between the parties and the financial due diligence review effected by BDO s.r.o. in July/August 2001 pertinently reflect the actual legal and financial situation of the Company; they are true, not misleading and complete and give a true and fair view of the Company at the date hereof.

2.

a) On the date of execution of this Agreement, the Company is a legal entity properly existing under Czech law.

b) The Articles of Association of the Company as of 13.7.2001 are the current Articles of Association, a copy there of has been delivered to the Purchaser.

c) As of the date of execution of this Agreement, no liquidation has been resolved for the Company nor, to the knowledge of the Transferor, has an insolvency petition been filed against the Company.

d) There is no obligation of the part of the Transferor or another party to provide further funds to the equity capital of the Company or to provide finance.

e) There are no contracts between the Company and the Transferor or companies or persons associated with the Transferor with a value of more than USD 5,000 (per year) with the exception of loan contracts mentioned the BDO due diligence report.

3.

a) The financial statements 1999 and 2000 of the Company have been prepared in accordance with standard accounting principles under the applicable Czech law and the generally recognized Czech accounting principles, whilst maintaining balance sheet consistency, and they provide a picture of the assets, finance and earnings situation of the Company which corresponds to the actual situation of the Company at the date of such financial statement. No profits have been distributed by the Company for 2000 or 2001. The Company has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that are not reflected or reserved against in the financial statements 1999 and 2000, be it required to make such reserve under the law or not. The receivables of the Company are of full commercial value and collectable or reserved against in the financial statements 1999 and 2000.

b) Since June 30, 2001 the business of the Company has been conducted in the ordinary course of business in accordance with correct business principles, and the letter of intent dated June 14, 2001 with the exception of the transactions set out in Schedule 2, there has been no material adverse
                             ----------
     change of the financial or commercial situation or prospects of the Company since that date.

c) The Company is the sole owner and has good and valid legal title to all assets (real and moveable, tangible and intangible) reflected in the financial statement for 2000, without any rights or interests of third parties except for customary retention of title of suppliers in supplied goods and assets disposed of since June 30, 2001 within the ordinary course of business. Since that date the Company has not made any dispositions in relation to substantial assets, assumed substantial obligations, provided security or assumed other encumbrances beyond the normal course of business.

4. No overdue liabilities of the Company exist towards Czech tax or customs authorities, the Company has complied with its duties under the relevant tax laws. There are no circumstances which may give rise to any dispute with any relevant tax/customs authority in relation to the Company's liability or accountability for taxation or any claim made by such authority.

5. The Company is registered for VAT and has complied with the corresponding provisions.

6. As of the date of this Agreement, the Company is not party to any dispute for more than CZK 1,000,000 nor is the Transferor aware of such dispute, court proceedings or arbitration threatening for a higher amount with the exception of the claims made by the Company in the "Teltek spol. s r.o." case. The Company is not exposed to any product liability claims.

7.

a) Specimen contracts of the normal contracts of employment of the Company have been made available during the financial due diligence.

b) As of the date of this Agreement, the Company is not involved in any major industrial dispute with a trade union or organization of employees.

c) As of the date of this Agreement, the Company does not operate a ownership interest option programme for the employees or members of company bodies.

d) As of the date of this Agreement, the Transferor is not aware of any employee intending to leave the Company within the next 6 months unless set out in Schedule 3.
            ----------

8. To the best of the knowledge and belief of the Transferor, no official order exists, as of the date of this Agreement, which prohibits or substantially restricts the operations of the Company in the current facilities and in the current scope, nor is there a threat of such an order.

9. The Company is the owner of the trademark INTELEK registered in the Czech Republic under file number 182800 and the trademarks listed in Schedule 4
                                                                    ----------
     as well as of the internet domains www.intelek.cz, www.solarix.cz. To the best of the knowledge and belief of the Transferor, neither trademarks, patents nor other industrial property rights (irrespective of whether or not such are registered) have been infringed by the Company, nor is the Transferor aware of any claim against the Company on account of any such infringement of such rights as of the date of the Agreement. The Company holds all the software licenses needed for its ordinary course of business.

10. The Company has the normal insurance coverage in the business, with adequate coverage. To the best of the knowledge and belief of the Transferor, the Company has punctually paid all insurance premiums, and has not done or omitted to do anything which could lead to the insurance contract mentioned being invalidated.

11. As of the date of this Agreement, the Transferor is not aware of any suppliers/distributors/customers intending to terminate their contractual relationship to the Company because of the present acquisition, nor do important contracts, including but nor limited to leases, customer contracts, of the Company contain "change of control" provisions.

12. To the best knowledge and belief of the Transferor, there is no cause in existence or threatening that would lead a diligent businessman to refrain from the acquisition intended under this Agreement.

As far as the upper provisions refer to the knowledge of the Transferor, the knowledge he has acquired in his function as Chief executive of the Company is attributable to him.

                                     (S) 4

              Legal consequences in case of breach of warranties

1. Should any of the warranties set out in (S) 3 prove not to be correct, it shall be the responsibility of the Purchaser, by registered letter, setting a reasonable extension of time of at least 4 weeks, to call upon the Transferor to create the conditions provided in the Agreement. Such demand and term shall not be necessary where it is not possible for the Transferor to create the conditions provided in the Agreement, or if he refuses to act. If the setting of an extension of time is not necessary, or if the conditions provided in the Agreement have not been created by the Transferor by the expiration of the extension of time, the Purchaser shall be entitled to claim compensation for damage in accordance with para. 3. Further-reaching statutory rights, in particular rescission or cancellation, are not excluded

2. It shall be the obligation of the Purchaser to inform the Transferor immediately of any claims of third parties, including governmental authorities, in so far as such could lead to the arising of a breach of warranty. In such case, the Purchaser shall give the Transferor the possibility, at his absolute discretion, of defending such claims, at his own cost and in his own name or for the Company, and the Purchaser undertakes to ensure the necessary co-operation of the Company in the defense of such claims. To the extent that a breach of warranties has arisen but recourse can be taken against third parties, the Purchaser shall be obliged to enable the enforcement of the rights of recourse by the Transferor in analogous application of this paragraph. The limitation period of para. 4 shall, for this possible breach of warranty, be extended correspondingly by the duration of the recourse proceedings, and the claim of the Purchaser shall be reduced by the amount obtained in the recourse proceedings. Claims arising from the breach of warranties may only be asserted if the procedure described in paras. 1 and 2 is followed.

3. In the case of warranties proving to be incorrect, the Transferor shall be obliged to compensate the cost incurred by the Purchaser which is necessary for the Purchaser and/or the Company to create the conditions provided in the Agreement, or to compensate the damage which has arisen from the fact that the conditions provided in the Agreement, either in whole or in part, cannot be created. Compensation shall be payable for the expense actually incurred, as evidenced by corresponding proof, in so far as such is reasonable. Any advantages incurred by the Purchaser or the Company in connection with the expense arising shall be taken into account in the calculation.

4. Claims against the Transferor on account of breach of warranties under (S) 3 may only be made within 24 months following the signature of this Agreement, i.e. may be claimed by giving precise information by registered letter of the warranty breached, the circumstances from which the breach arises, the damage incurred and/or the estimated expense. In order to be enforceable, a corresponding claim must be lodged within eight weeks following the assertion of the claim in arbitral proceedings, unless the parties agree an extension of this period. This does not relate to claims on account of a breach of the warranty (S) 3 para.4. Such claims shall lapse by limitation 7 years following the signature of this Agreement. Claims made on account of breach of (S) 3 1.b) shall not be affected by the above para. 4.

5. Claims arising from the breach of warranties may only be made where they exceed the amount of CZK 400,000 in any individual case and the amount of CZK 1,000,000 in total.


                                     (S) 5

                                Chief Executive


The Transferor shall continue for a period of at least twohree years to exercise the function of Chief Executive of the Company. Immediately after signing of this Agreement, he shall sign the mandate agreement enclosed as Schedule 5.
                                                                ----------


                                     (S) 6

                       Other obligations of the parties


1. From the day of signing of this Agreement the Transferor shall refrain from using the denomination "Intelek" or any denomination capable of being confused with such denomination in any other circumstance than in connection with the business of the Company, in particular he shall not use the denomination in connection with any private business.

2. From the day of signing of this Agreement for a duration of at least three years, the Transferor shall not engage or carry out any activities which represent direct or indirect competition to the business of the Company or of the Purchaser in the Czech Republic, that is distribution of telecommunications and network components as well as assembly of cables.

3. The Transferor shall not directly or indirectly employ any of the present employees of the Company for the duration of three years from the day of signing of this Agreement.

4. The Transferor is liable to pay a contractual penalty to the Purchaser in the amount of EURO 50,000 for each breach of his duties stipulated under paras. 1-3, should a breach continue for a longer time, each month in which such breach has occurred shall be considered as individual breach. Further claims of the Purchaser, in particular damages, are not excluded by the contractual penalty.

5. Purchaser shall take all reasonable efforts to release the Transferor from his personal liabilities with Volksbank CZ a.s. and Citibank no later than August 31, 2003. In case the company fail to refinance the loans the transferor will continue till the refinancing will be achieved.

6. Until the Transferor is released from the personal liabilities set out in Paragraph 5 above, the following actions by the Company will require the written permission of the Transferor:

     a) Raising of further limits of credit line by the Company in excess of CZK 3 million
     b) Decisions on any payment of any dividends or other distributions except in the normal course of the business
     c)   Liquidation, dissolution or winding up of the Company
     d) Any change of the signatory right on behalf of the Company, including signing rights with regard to withdrawing or transferring money from the Company's bank accounts (for Company bank accounts shall receive single signing power the Transferor, Mr. Dirk Beitat, Mr. Slav Stein)

     The Purchaser is liable to pay a contractual penalty to the Transferor in the amount of EURO 50.000,-- for each breach of his duties stipulated under paras. a-d, should a breach continue for a longer time, each month in which such breach has occurred shall be considered as individual breach. Further claims of the Purchaser, in particular damages, are not excluded by the contractual penalty.

7. Moreover, the Purchaser undertakes to ensure the transfer of the 50 % of ownership in real estate in Brno, building No. 183 on plot No. 1197 registered in the land register in

     Brno, Kralovo Pole property list 2879 from the Company to the Transferor for book value no later than Aug 31, 2003.


                                     (S) 7

                             Committee Reservation


All the contracting parties declare that they are fully entitled to conclude this Agreement and contracts associated herewith, and to carry out actions in connection therewith with the exception of the approval to that transaction by governmental and regulatory authorities and lenders of the Purchaser

                                     (S) 8

                         Legal succession; Assignment

1. The parties undertake to impose the obligations of this Agreement in their full scope on any legal successors.

2. The assignment of claims arising from this Agreement is only possible with the prior written consent of the other parties. In this connection, the Transferor expressly agrees now to a possible assignment of claims of the Purchaser to affiliated companies in the sense of (S) 15 German AktG.

                                     (S) 9

                          Secrecy, Press announcement

1. The parties mutually undertake to preserve strict secrecy as towards third parties concerning the contents of this Agreement, and only to divulge the same in so far as they are obliged to do so by law.

2. The parties shall, immediately following signature of this Agreement, agree upon the content of notifications to the mass media and to Customers of the Company concerning the conclusion of the Agreement.


                                    (S) 10

                                    Service


Service of notices to the parties of this Agreement with effect for them shall in each case be sent to the postal address indicated in this Agreement, for the attention of the management.

                                    (S) 11

                                   Schedules

All Schedules to this Agreement form an inseparable part of the same. In the case of contradictions between the wording of the Schedules and the above text, the above text shall prevail.

                                    (S) 12

                              Salvatorian Clause

Should individual provisions of this Agreement be invalid or incapable of performance, or this Agreement contain omissions, the validity of the remaining provisions shall not be thereby affected. In place of an invalid provision or a provision incapable of performance, such valid provision shall be deemed to be agreed as, so far as possible, corresponds to the intent and purpose of the invalid provision. In the case of omissions, a provision shall be deemed to be agreed which corresponds to that which, in accordance with the intent and purpose of this Agreement, would have been agreed, had one considered the matter at the outset.

                                    (S) 13

                      Stipulation as to the written form


Any amendments or supplements to this Agreement require to be made in writing unless a mandatory provision requires another form.

                                    (S) 14

                              Arbitration Clause

All disputes arising out of or in connection with this Agreement shall be finally determined by one or more arbitrators appointed in accordance with the Rules of Arbitration and Conciliation of the International Court of Arbitration of the Wirtschaftskammer Osterreich in Vienna (Vienna Rules). The number of the arbitrators shall be three unless the parties agree upon a single arbitrator. Prague shall be the place of arbitration; the language of the arbitration shall be English. Costs and legal fees of the arbitration shall be borne respectively according to the success in arbitration as determined by the Arbitration Court.

                                    (S) 15

                            Language; Choice of law

1. This Agreement has been drawn up exclusively in the English language. Should other language versions exist, the English version shall always be applied in priority in questions of interpretation. The communication between the parties may be in German or English.

2. For this Agreement the application of German substantive law is agreed in so far as mandatory provisions under Czech law do not stipulate the applicability of Czech law.

3. This Agreement supersedes the Letter of Intent of June 14, 2001, all parties declaring that upon effectiveness of the Agreement they have no mutual claims against each other.

Prague, dated August 29, 2001



     /s/ Ivo Kravacek                 /s/ Dirk Beitat
     ----------------                 ---------------

     Ing. Ivo Kravacek               AESP Computerzubehor GmbH



Taken knowledge of the transfer of ownership interest

Prague, dated Aug. 29, 2001


          /s/ Ivo Kravacek
          ----------------

          INTELEK s.r.o.
          Ing. Ivo Kravaeek